Exhibit 3.36

FIRST AMENDED AND RESTATED BY-LAWS

OF

DECISIONS MADE EASY, INC.

The initial Bylaws of Decisions Made Easy were first adopted April 1, 2003 at its first meeting of the Board of Directors. Pursuant to Article VIII thereof, the Bylaws are herewith amended, to restate them in their entirety, by the written consent of the holders of a majority of the issued and outstanding capital stock of the Corporation. The terms amended herewith are these:

1. Article II, Section 1 is amended to provide that the annual meeting of the stockholders shall be held each year at a time, place and date directed by the president of the Corporation which shall be during the month of December.

2. Article III, Section 4 is amended to provide that the annual meeting of the Board of Directors shall be at a time, place and date as directed by the president, which shall be in December of each year.

3. Article II pertaining to stockholders is amended to provide for consent action without meetings consistent with Arkansas Code Annotated § 4-27-704.

4. Article IV is amended to provide for consent action without meetings by directors per Arkansas Code Annotated § 4-27-821.

5. Article II, Section 3, and Article III, Section 3, are amended to provide that participation by stockholders and directors at respective meetings thereof may be via telephone.

The Bylaws as amended and restated are as follows:

ARTICLE I – STOCK

SECTION 1. CERTIFICATES OF STOCK shall be issued in numerical order as to each class from the stock certificate books of each class, signed by the President and Secretary and sealed by the corporate seal. A record of each certificate shall be kept on the stub thereof.

SECTION 2. TRANSFERS OF STOCK shall be made only upon the books of the company and before a new certificate is issued, the old certificate must be surrendered for cancellation.

The stock books of the company shall be closed for transfers twenty days before elections of Directors and ten days before dividend payment days.

ARTICLE II - STOCKHOLDERS

SECTION 1. THE ANNUAL MEETING OF STOCKHOLDERS of the Corporation shall be in December of each year at a time, place and date directed by the president of the Corporation, for the purpose of election of Directors and for the transaction of such other business as may properly come before the meeting. Notice of the time, place and purpose of the annual meeting of stockholders shall be given to each stockholder of record of the Corporation entitled to vote at such meeting by mailing to such stockholder, not fewer than ten, nor more than sixty, days before such meeting, a written notice thereof, postage prepaid, addressed to his last known home address. If the action to be taken is regarding a proposal to increase the authorized capital stock or bond indebtedness to the Corporation, such notice shall be no fewer than sixty nor more than seventy-five days before the meeting date. Any stockholder may waive notice of said meeting either before, at or after the meeting. Said written notice may be signed by either the President, a Vice-President or the Secretary.

SECTION 2. SPECIAL MEETINGS OF STOCKHOLDERS shall be called by the Board of Directors or by the President, to be held at the general office of the Corporation. Notice of such special meetings shall be given in the same manner as is provided in the case of annual meetings.

SECTION 3. ACTION WITHOUT A MEETING to increase the capital stock or bond indebtedness of the Corporation may be taken without a meeting of shareholders if one or more written consents, setting forth the action so taken, shall be signed by all of the shareholders of the Corporation. Any other action required or permitted to be taken by shareholders at a meeting thereof may be taken without a meeting if one or more written consents, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting which all shares entitled to vote thereon were present and voted. A quorum at any meeting of the stockholders shall include all stockholders participating through telephonic conference call.

SECTION 4. ORDER OF BUSINESS: The order of business at the annual meeting, and as far as possible at all other meetings of the stockholders, shall be:

(1)	Calling of roll

(2)	Proof of notice of meeting

(3)	Reading and disposal of any unapproved minutes

(4)	Annual reports of officers and committees

(5)	Election of Directors

(6)	Unfinished business

(7)	New business

(8)	Adjournment

ARTICLE III - DIRECTORS AND DIRECTORS MEETINGS

SECTION 1. THE MANAGEMENT AND CONTROL of the business shall be vested in a Board of Directors which shall consist of the number of Directors elected at the organizational meeting of the incorporators, which number may be revised by the Board of Directors by majority vote. The Board of Directors shall be elected at the annual meeting of stockholders for a term of one year and shall hold office until their successors are elected and qualify. The Board of Directors may employ such agents or representatives as it deems advisable. Directors need not be stockholders of the Corporation.

SECTION 2. ANY VACANCIES IN THE BOARD OF DIRECTORS caused by resignation, death or otherwise, may be filled by the remaining Directors at a special meeting called for that purpose, or by the stockholders at any regular or special meeting held prior to the filling of such vacancy by the Board as above provided. The person so chosen as Director shall hold office until the next annual meeting of stockholders, or until his successor is elected and qualifies.

SECTION 3. QUORUM: A quorum at any meeting shall consist of a majority of the entire membership of the Board of Directors. A majority of such quorum shall decide any proper question that may come before the meeting. Action required or permitted to be taken at a Board of Directors meeting may be taken without a meeting if the action is taken by all members of the Board. The action must be evidenced by one or more written consents describing the action taken, signed by each director, and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this section is effective when the last director signs the consent, unless the consents specifies a different effective date. A quorum at any meeting shall include any directors participating through telephonic conference call.

SECTION 4. ANNUAL MEETINGS OF THE BOARD OF DIRECTORS shall be held in December of each year at a time, date, and place directed by the president of the Corporation. Notice of the date, time and place of such meeting shall be provided by at least two days to the directors by any method which contacts them or is reasonably expected to contact them within five days prior to the meeting.

SECTION 5. SPECIAL MEETINGS OF THE BOARD OF DIRECTORS may be called at any time by the President, or in his absence, by the Vice-President, or by any two Directors, to be held at the principal office of the Corporation, or at such other place or places as the Directors may from time to time designate. Notice of special meetings of the Board of Directors shall be given to each Director by five days service of the same by telegram, letter or personally. Notice of special meetings may be waived by any Director not receiving such notice in any written form.

ARTICLE IV - OFFICERS

SECTION 1. THE OFFICERS OF THE CORPORATION shall consist of a President, a Vice-President, a Secretary, a Treasurer, and an Executive Office, each of whom shall be elected for one year by the Board of Directors at its first meeting after the annual meeting of stockholders and who shall hold office until their successors are elected and qualify. The office of Secretary, Treasurer and Vice-President may be held by the same person. Any vacancies in office arising from death, resignation or otherwise, may be filled by the Board of Directors at any regular or special meeting. The duties of the officers shall be such as are usually imposed upon such officials of Corporations and as are required by law, and such may be assigned to them, respectively, by the Board of Directors from time to time.

ARTICLE V - FISCAL YEAR

SECTION 1. THE FISCAL YEAR of this Corporation shall begin on May 1 and terminate on the 30th of April following, but the fiscal year may be changed by resolution to that effect adopted by the Board of Directors.

ARTICLE VI - DIVIDENDS AND FINANCES

SECTION 1. DIVIDENDS SHALL BE DECLARED only from the surplus profits at such times as the Board of Directors shall direct, and no dividend shall be declared that will impair the capital of the Corporation.

SECTION 2. THE MONEYS OF THE CORPORATION shall be deposited in the name of the Corporation in such bank or trust company as the Board of Directors may designate and may be withdrawn by check signed by the President or Secretary of said company or such other persons as may be designated by the Board of Directors.

ARTICLE VII - CORPORATE SEAL

SECTION I. THE DIRECTORS SHALL PROVIDE A SUITABLE CORPORATE SEAL which shall be in the charge of the Secretary and shall be used as authorized by the Directors.

ARTICLE VIII - AMENDMENT OF BY-LAWS

SECTION I. THESE BY-LAWS MAY BE AMENDED or repealed or any by-laws may be made or adopted at any annual or special meeting of stockholders called for that purpose by the vote of a majority of the issued and outstanding stock of the Corporation or by the vote of a majority of the full membership of the Board of Directors at a regular or special meeting of the Board of Directors, or by a written consent resolution by either the shareholders holding a majority of the issued and outstanding capital stock of the Corporation, or a majority of the full membership of the Board of Directors then serving in the Corporation.

Adopted this 1st day of January, 2004, by a unanimous vote of the Board of Directors.

/s/ Wayne Rigney
Wayne Rigney, Director

/s/ Chris Rigney
Chris Rigney, Director

/s/ Julia Samek
Julia Samek, Director

MINUTES OF SPECIAL MEETING

OF THE BOARD OF DIRECTORS OF

DECISIONS MADE EASY, INC.

A special meeting of the Board of Directors of Decisions Made Easy, Inc., a corporation organized under the laws of the State of Arkansas, for the purpose of amending the Bylaws of the corporation, was held at the offices of the corporation on December 6, 2004, pursuant to waiver of notice and consent of the directors.

All of the Directors were present. Chris Rigney acted as chairman and Wayne Rigney, Secretary of the corporation, recorded these minutes.

The following amendment to the Bylaws of the corporation was presented:

Article VII, Section 1, of the Bylaws of this corporation is hereby amended to read as follows:

“SECTION 1. THE DIRECTORS MAY PROVIDE A SUITABLE CORPORATE SEAL which shall be in the charge of the Secretary and shall be used as authorized by the Directors.”

Upon motion duly made and seconded, the following resolution was unanimously adopted:

“RESOLVED, that the amendment to Bylaws presented to this meeting is hereby approved, adopted and ordered to be inserted in the minute book of the corporation.”

DIRECTORS:

/s/ Chris Rigney
Chris Rigney

/s/ Wayne Rigney
Wayne Rigney

/s/ Julia Samek
Julia Samek